AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (“Amendment Agreement”) is entered into as of the 3 day of November, 2011 (the “Effective Date”), by and between ENER1, Inc., a Florida corporation (the “Company”), and Nicholas Brunero (the “Executive” and, collectively with the Company, the “Parties” and each a “Party”).

WITNESSETH THAT:

WHEREAS, the Company and Executive are parties to an Employment Agreement effective as of June 30, 2010 (the “Employment Agreement”); and

WHEREAS, the parties have agreed to modify and amend certain of the provisions of the Employment Agreement as set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the parties hereto as follows:

A.	Position and Duties. The first sentence of Paragraph “2” of the employment Agreement is deleted and is hereby replaced with the following sentence:

“During the term, the Executive shall serve as the Interim President and General Counsel of the Company, and shall have such powers and duties as may from time to time be proscribed by the Chief Executive Officer (“CEO”) of the Company and for the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time.”

The remainder of Paragraph “2” of the Employment Agreement shall remain in full force and effect.

B.	Compensation and Related Matters. The first sentence of Paragraph “3(a)” of the Employment Agreement is deleted and is hereby replaced with the following sentence:

“As of the Effective Date, the Executive’s Base Salary shall be $375,000.”

The remainder of Paragraph “3(a)” of the Employment Agreement shall remain in full force and effect.

C.	Compensation and Related Matters. The following language is added as a new paragraph to be inserted after Paragraph “3(f)”:

“(g) Stay Bonus.  The Company shall pay the Executive an amount equal to 1 times the Executive’s Base Salary if the Executive remains employed by the Company (i) on the date of consummation of an agreement to an out-of- court restructuring of the Company's business or balance sheet pursuant to a definitive agreement to which the Company is a party; or (ii) the date of confirmation of any plan of reorganization of the Company under Chapter 11 of Title 11, United States Code, 11 U.S.C. §§ 101 et seq.; and such amount shall be paid out in a lump sum at a mutually agreed upon payment date, provided that such payment date shall not be later than 45 calendar days after the date the Executive’s right to the Stay Bonus accrues in accordance with either of the preceding clauses (i) or (ii).  Notwithstanding anything to the contrary set forth in this Agreement, the provisions of Section 6 (Change in Control Payment) shall not apply retroactively or prospectively to any transaction or series of transactions that are implemented with either clauses (i) or (ii) of the preceding sentence and no Change in Control shall be deemed to have occurred by reason of implementation of any such transaction.”

D.	Termination. The sentence “4(e)(ii)” of the Employment Agreement is deleted and is hereby replaced with the following sentence:

“(ii) a diminution in the Executive's Base Salary without Executive's consent;”

The remainder of Paragraph “4(e)” of the Employment Agreement shall remain in full force and effect.

E.	Compensation Upon Termination. Paragraph “5(b)(i)” of the Employment Agreement is deleted and is hereby replaced with the following paragraph:

“(i) the Company shall pay the Executive an amount equal to 1 times the Executive’s then Base Salary and such amount shall be paid out in a lump sum on the first payroll date after the Date of Termination or expiration of the seven-day revocation period for the Release, if later; provided, however, if the Company has not provided the Executive with a form of Release reasonably satisfactory to the Company by February 1st following the calendar year in which the Date of Termination occurs then such amount shall be paid out no later than March 15th following the calendar year in which the Date of Termination occurs;”

F.	Compensation Upon Termination.

Paragraph “5(b)(iii)” of the Employment Agreement is deleted and is hereby replaced with the following paragraph:

“(iii)  the Company shall allow the Executive to continue to participate, at the Executive’s election, in the Company’s then current health insurance plan and any other Company plan in which employees are generally permitted to continue to participate post-termination of employment, and in which the Executive was enrolled at the time of such termination and at the Company’s expense for the initial period of twelve (12) months from the termination of employment; provided, however, that such continued participation shall in all cases be subject to the applicable law and the plan’s terms and conditions governing participation by non-employees after their termination of employment.”

The remainder of Paragraph “5(b)” of the Employment Agreement shall remain in full force and effect.

G.	Governing Law. Paragraph “19” of the Employment Agreement is deleted and is hereby replaced with the following paragraph:

“This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to any principles of conflicts of laws.”

H.
Effectiveness of Employment Agreement.  Except as expressly modified or amended pursuant to this Amendment Agreement, all of the terms, conditions, covenants and obligations set forth in the Employment Agreement shall remain in full force and effect.

I.
No Prior Claims. The Executive and the Company each acknowledge that no breach of the Employment Agreement has occurred prior to the date hereof, and each Party withdraws and releases any claims or assertions raised prior to the date hereof that the other Party has committed a breach of the Employment Agreement.

J.
Attorney’s Fees.  If either party places the enforcement of the Employment Agreement or the enforcement of the Amendment Agreement, in the hands of an attorney, or such party files suit upon the same, the losing party shall, upon demand, reimburse the prevailing party for the prevailing party’s attorneys’ fees and disbursements and court costs.

IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Nicholas Brunero
Nicholas Brunero

ENER1, Inc.

By:	/s/ Tom Snyder
Name: Tom Snyder
Title: Chairman of the Board